Exhibit 99.1

SemGroup Reports First Quarter 2011 Results;

Company Reaffirms 2011 Guidance

Tulsa, OK- May 16, 2011- SemGroup® Corporation (NYSE: SEMG) today announced its first quarter 2011 financial results.

For the quarter ended March 31, 2011, SemGroup reported revenue of $407 million with net income of $32,000 or $0.00 per diluted share, compared to revenue of $476 million and net income attributable to SemGroup of $9.1 million, or $0.20 per diluted share, for the first quarter of 2010.

SemGroup reported adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) of $26.5 million for the quarter ended March 31, 2011, compared with a reported Adjusted EBITDA of $53.2 million for the same quarter in 2010. (See the section of the release entitled “Non-GAAP Financial Measures” for a discussion on Adjusted EBITDA and a reconciliation of this measure to net income attributable to SemGroup.)

“We made significant progress in several key operating areas during the first quarter, including increasing our storage capacity at Cushing and increasing volumes on our White Cliffs Pipeline and at our gas processing plants. Unfortunately, these gains were overshadowed by lower propane margins in our SemStream segment when compared against the prior quarter,” said Norman Szydlowski, SemGroup President and Chief Executive Officer. “However, we believe that we are well positioned to continue to grow our business in our key operating areas, and we are reaffirming the company’s 2011 guidance of expected adjusted EBITDA of between $120 and $140 million and capital expenditures of approximately $80 million.”

Results were weaker this quarter, due in part to last year’s extremely favorable conditions for SemStream’s propane business, which did not recur this year, and the loss of a significant refining contract in the company’s butane business. Results were also affected by a decrease in utilization of SemLogistics’ storage facilities in the United Kingdom. Another factor in comparing the quarterly results was the reduction in SemGroup’s ownership of White Cliffs Pipeline to 51% and the related deconsolidation at the end of the third quarter of 2010.

First quarter results compared to the same quarter in 2010 reflect improvements in SemCrude due to an increase in volumes on the White Cliffs Pipeline together with an increase in margins in the company’s North Dakota crude marketing business. SemGas also reported higher year-over-year earnings related to increased volumes in Oklahoma from the Mississippi Zone and Hunton formations.

Meanwhile, the company has taken action during the current quarter to strengthen its balance sheet. “Last week we launched our refinancing effort to replace our existing revolver and term loan facilities, which we anticipate will reduce our annual interest expense by approximately 50% and improve our financial flexibility. We expect to close on the refinancing in the second quarter,” said Bob Fitzgerald, SemGroup Chief Financial Officer. “In addition, we are on track to complete our due diligence for the possible adaptation of our corporate structure to a Master Limited Partnership (MLP). As previously announced, we expect to communicate this decision by the end of June.”

SemGroup continued to make progress during the quarter on core initiatives for 2011, including increasing its existing businesses through capacity expansions that will come on line later this year and next year. Among these initiatives, the company:

•

Signed an agreement to construct an additional 1.95 million barrels of crude oil storage at Cushing, Oklahoma, with an expected completion over the course of 2012. The company has firm, 5–year leasing commitments for this new storage capacity;

•	Began expanding White Cliffs Pipeline to 50,000 barrels of capacity per day, estimated to be completed during third quarter 2011;

•	Completed construction in March of the Silao terminal in Mexico, which will allow for importing of asphalt from the United States; and

•

Commenced installation of a cryogenic unit at the company’s Hopeton, Oklahoma, facility to increase our capacity to 35 million cubic feet per day and enhance liquids recovery. This plant will support drilling activities in the Mississippi and Hunton geological formations.

Earnings Conference Call

SemGroup will host a conference call for investors today at 8:30 a.m. EDT. The call can be accessed live over the telephone by dialing (888) 713-4213, or for international callers, (617) 213-4865. The pass code for the call is 55412997. A replay will be available shortly after the call and can be accessed by dialing (888) 286-8010, or for international callers, (617) 801-6888. The pass code for the replay is 22761819. The replay will be available until May 23, 2011.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto SemGroup’s Investor Relations website at ir.semgroupcorp.com. A replay of the webcast will also be available for a year following the call at ir.semgroupcorp.com on the Calendar of Events-Past Events page.

An additional slide deck for first quarter 2011 earnings will be posted under Investor Relations/Presentations.

About SemGroup

Based in Tulsa, Okla., SemGroup® Corporation (NYSE: SEMG) is a publicly traded midstream service company providing the energy industry the means to move products from the wellhead to the wholesale marketplace. SemGroup provides diversified services for end-users and consumers of crude oil, natural gas, natural gas liquids, refined products and asphalt. Services include purchasing, selling, processing, transporting, terminalling and storing energy.

SemGroup® is a registered trademark of SemGroup Corporation.

Non-GAAP Financial Measures

Adjusted EBITDA is presented in this release for certain periods in 2011 and 2010. Adjusted EBITDA is not a generally accepted accounting principles (“GAAP”) measure and is not intended to be used in lieu of a GAAP presentation of net income/loss. Adjusted EBITDA is presented in this release because SemGroup believes it provides additional information with respect to its financial performance and its ability to meet future debt service, capital expenditures and working capital requirements. Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, adjusted for selected items that SemGroup believes impact the comparability of financial results between reporting periods. Although SemGroup presents selected items that it considers in evaluating its performance, you should also be aware that the items presented do not represent all items that affect comparability between the periods presented. Variations in SemGroup’s operating results are also caused by changes in volumes, prices, exchange rates, mechanical interruptions and numerous other factors. These types of variances are not separately identified in this release. Because all companies do not use identical calculations, SemGroup’s presentation of Adjusted EBITDA may be different from similarly titled measures of other companies.

A reconciliation of net income attributable to SemGroup to EBITDA and Adjusted EBITDA for the periods presented is included in the tables at the end of this release.

Consolidated Balance Sheets

(dollars in thousands, unaudited, condensed)	March 31, 2011	December 31, 2010
ASSETS
Current assets	$540,640	$563,091
Property, plant and equipment, net	789,748	781,815
Goodwill and other intangible assets	141,260	140,087
Investment in White Cliffs	150,015	152,020
Other noncurrent assets, net	27,153	30,175

Total assets	$1,648,816	$1,667,188

LIABILITIES AND OWNERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$4,699	$12
Other current liabilities	287,340	320,784

Total current liabilities	292,039	320,796

Long-term debt, excluding current portion	339,187	348,431
Other noncurrent liabilities	154,267	142,893

Total liabilities	785,493	812,120

Total owners’ equity	863,323	855,068

Total liabilities and owners’ equity	$1,648,816	$1,667,188

Consolidated Statements of Operations

(dollars in thousands, except per share amounts, unaudited, condensed)

	Three Months Ended March 31,
	2011	2010
Revenues	$406,954	$476,006

Expenses:
Costs of products sold, exclusive of depreciation and amortization shown below	323,999	371,416
Operating	36,201	32,807
General and administrative	21,582	27,264
Depreciation and amortization	13,002	19,966
Loss (gain) on disposal or impairment of long-lived assets, net	(64)	20

Total expenses	394,720	451,473

Equity in earnings of White Cliffs	2,064	—

Operating income	14,298	24,533

Other expenses, net	14,599	15,015

Income (loss) from continuing operations before income taxes	(301)	9,518
Income tax expense (benefit)	(324)	843

Income from continuing operations	23	8,675
Income from discontinued operations, net of income taxes	9	482

Net income	32	9,157
Less: net income attributable to noncontrolling interests	—	61

Net income attributable to SemGroup Corporation	$32	$9,096

Net income attributable to SemGroup Corporation	$32	$9,096
Other comprehensive income (loss), net of income taxes	6,973	(260)

Comprehensive income attributable to SemGroup Corporation	$7,005	$8,836

Net income attributable to SemGroup Corporation per common share
Basic	$0.00	$0.22
Diluted	$0.00	$0.20

Adjusted EBITDA Calculation

(dollars in thousands, unaudited)	Three Months Ended March 31,
	2011	2010

Net income attributable to SemGroup Corporation	$32	$9,096
Add: Interest expense	13,605	19,394
Add: Income tax expense (benefit)	(324)	843
Add: Depreciation and amortization expense	13,002	19,966

EBITDA	26,315	49,299
Selected items impacting comparability	147	3,867

Adjusted EBITDA	$26,462	$53,166

Selected Items Impacting Comparability

(dollars in thousands, unaudited)	Three Months Ended March 31,
	2011	2010

Loss (gain) on disposal or impairment of long-lived assets	$(64)	$20
Loss (income) from discontinued operations	(9)	(482)
Foreign currency transaction (gain)/loss	(477)	(1,569)
Employee severance expense	4,243	—
Impact of change in basis of NGL inventory in fresh-start reporting	—	26,583
Unrealized (gain)/loss on derivative activities	(4,226)	(22,662)
Change in fair value of warrants	1,220	(741)
Reversal of allowance on goods and services tax receivable	(4,144)	—
Depreciation and amortization included within equity in earnings of White Cliffs	2,654	—
Allowance on (recovery of) receivable from AGE Refining	(300)	1,104
Restricted stock expense	1,250	1,614

Selected items impacting comparability	$147	$3,867

Forward-Looking Statements

Certain matters contained in this Press Release include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

All statements, other than statements of historical fact, included in this Press Release regarding the prospects of our industry, our anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters, may constitute forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, our ability to comply with the covenants contained in and maintain certain financial ratios required by our credit facilities; the possibility that our hedging activities may result in losses or may have a negative impact on our financial results; any sustained reduction in demand for the petroleum products we gather, transport, process and store; our ability to obtain new sources of supply of petroleum products; our failure to comply with new or existing environmental laws or regulations or cross border laws or regulations; the possibility that the construction or acquisition of new assets may not result in the corresponding anticipated revenue increases; any future impairment to goodwill resulting from the loss of customers or business; changes in currency exchange rates; and the risks and uncertainties of doing business outside of the U.S., including political and economic instability and changes in local governmental laws, regulations and policies, as well as other risk factors discussed from time to time in our documents and reports that we file with the SEC.

Readers are cautioned not to place undue reliance on any forward-looking statements contained in this Press Release, which reflect management’s opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements.

Contacts:

Jennifer Gordon

918-524-8081

investor.relations@semgroupcorp.com

Media:

Liz Barclay

918-524-8158

lbarclay@semgroupcorp.com